Exhibit 23





                         Independent Auditors' Consent


The Board of Directors
HumaScan Inc.:

We consent to incorporation by reference in the registration statement (No. 333-40655) on Form S-8 of HumaScan Inc. of our report dated January 23, 1998, relating to the balance sheets of HumaScan Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from December 27, 1994 (date of inception) to December 31, 1997 the years ended December 31, 1997 and 1996 and the period from December 27, 1994 (date of inception) to December 31, 1995, which report appears in the December 31, 1997 annual report on Form 10-KSB of HumaScan Inc.


                                             KPMG Peat Marwick LLP


Short Hills, New Jersey
March 27, 1998